UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 8, 2017

SABRA HEALTH CARE REIT, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-34950	27-2560479
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18500 Von Karman Avenue, Suite 550 Irvine, CA	92612
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number including area code: (888) 393-8248
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Cautionary Language Regarding Forward-Looking Statements
This report contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified, without limitation, by the use of “expects,” “believes,” “intends,” “should” or comparable terms or the negative thereof. Forward-looking statements in this report include all statements regarding the expected timing and impact of the Genesis Exodus MOU, including on our full year guidance for 2017 and 2018.
Our actual results may differ materially from those projected or contemplated by our forward-looking statements as a result of various factors, including the risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission from time to time. You should not place undue reliance on forward-looking statements, which speak only as of the date of this report. We do not intend, and we undertake no obligation, to update any forward-looking information to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events, unless required by law to do so.

Item 1.01	Entry into a Material Definitive Agreement.
On November 8, 2017, Sabra Health Care REIT, Inc. (“Sabra” or the “Company”) entered into a memorandum of understanding (the “Genesis Exodus MOU”) with Genesis Healthcare, Inc. (“Genesis”). The Company had previously entered into memoranda of understanding with Genesis to market for sale 35 skilled nursing facilities leased to Genesis (the “MOU Disposition Facilities”), four of which have already been sold. The Genesis Exodus MOU relates to the remaining 43 facilities leased to Genesis (the “Genesis Exodus Facilities”).
The Genesis Exodus MOU allows Sabra to restructure existing master leases or to create new master leases at market terms to increase the marketability of the Genesis Exodus Facilities to potential buyers. Among other things, the Genesis Exodus MOU provides that:
•Genesis may defer a majority of its November 2017 through April 2018 rent payments for up to one month from the applicable monthly due date.
•Effective January 1, 2018, the Genesis annual rent obligations will be reduced by $19.0 million. The ongoing rental obligation for the Genesis Exodus Facilities is estimated to be approximately $47 million per year after giving effect to this reduction and the sale of the MOU Disposition Facilities, but before giving effect to the sale of any of the Genesis Exodus Facilities.
•In the event that rent must be further reduced to facilitate a sale, the difference between this reduced rent and the portion of the revised aggregate rent (after giving effect to the $19.0 million rent reduction) allocated to the sold facilities will be an ongoing monthly obligation paid by Genesis to the Company for an additional 4.286 years from the date of sale. The Company estimates that this arrangement will result in up to $7.0 million of remaining payments per year from Genesis over this 4.286 year period, assuming all the Genesis Exodus Facilities are sold at an aggregate value of between $425 and $475 million.
•Genesis will be further incentivized to expedite asset sales based on meeting certain process milestones that, if not met, will extend the 4.286 year period of ongoing payments from Genesis.
•Sabra has complete flexibility to retain any or all of the Genesis Exodus Facilities at its discretion under new long-term leases.
The foregoing description of the Genesis Exodus MOU does not purport to be complete and is qualified in its entirety by reference to the complete text of the Genesis Exodus MOU, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.
The Company does not expect the transactions contemplated by the Genesis Exodus MOU to impact the Company’s previously issued full year guidance for 2017 or 2018.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description

10.1	Agreement Regarding Restructuring of Leases and Disposition of Assets, dated November 8, 2017, between Sabra Health Care REIT, Inc. and Genesis Healthcare, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SABRA HEALTH CARE REIT, INC.

/S/ Harold W. Andrews, Jr.
Name:	Harold W. Andrews, Jr.
Title:	Executive Vice President, Chief Financial Officer and Secretary
Dated: November 13, 2017